Exhibit 107

Calculation of Filing Fee Table

FORM S-1

(Form Type)

AleAnna, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid
	Equity	Class A Common Stock, par value $0.0001, underlying the Warrants	457(g)	11,250,000	(1)(2)	$11.50	(3)	$129,375,000	0.00015310	$19,807.31

	Total Offering Amounts							$129,375,000		$19,807.31

	Total Fees Previously Paid									$—

	Total Fee Offsets									$—

	Net Fee Due									$19,807.31

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of  Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of AleAnna, Inc., a Delaware corporation (f/k/a Swiftmerge Acquisition Corp.) (the “Registrant”), that become issuable as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Class A Common Stock, as applicable.

(2)	Consists of 11,250,000 shares of Class A Common Stock issuable upon the exercise of the warrants, each to purchase one share of Class A Common Stock at an exercise price of $11.50 (the “Warrants”).
(3)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the Warrants.